Exhibit 99.1
Form 8K
Filed: February 23, 2021
NEWS RELEASE

ROANOKE GAS COMPANY

Release Date: February 23, 2021
Contact: Paul W. Nester
President and CEO
Telephone: 540-777-3837

ROANOKE GAS COMPANY
MARCH BILLS TO INCREASE DUE TO HIGHER NATURAL GAS COSTS

ROANOKE, Va. (February 23, 2021)— Beginning February 13, 2021 and continuing through February 20, 2021, a historic winter weather event impacted natural gas supply and market pricing throughout the United States, including the supply and pricing points that Roanoke Gas Company (the “Company” or “Roanoke Gas”) utilizes for the delivery of natural gas to its Roanoke service territory. The Company’s natural gas purchases on the critical Valentine’s Day weekend exceeded $21.00 per dekatherm (“DTH”). These changes in pricing resulted in an aggregate increase in the cost of natural gas purchases for these eight days of approximately $3.0 million. In context, the Company’s entire fiscal 2020 natural gas purchases totaled $14.9 million.

Beginning with March bills, the Company plans to implement rates to begin the recovery for these increased gas costs. Accordingly, our customers will see higher than normal bills as their cost of gas will increase approximately 68%. As a reminder, Roanoke Gas buys natural gas at a wholesale rate and passes the cost of gas to customers without any markup.

Roanoke Gas President and CEO Paul Nester stated, “Our thoughts and prayers continue to be with those in Texas and the many others throughout the country impacted by this storm.” Regarding the 68% jump in gas prices effective March 1 for Roanoke Gas customers, Nester stated, “We have worked diligently to moderate the impact to our customers. However, it may take up to 2 years for these costs to be fully recovered.” Nester further commented regarding the Company’s gas supply portfolio, “This is a real-time, real-world example of the need for the Mountain Valley Pipeline (“MVP”) and the gas it will supply our customers and others throughout the United States. If the MVP had been in service, we believe we would have saved our customers significant commodity gas costs by delivering gas from the prolific and affordable Appalachian Basin. On the critical Valentine’s Day weekend, the MVP pricing point was consistently in the $4.00 per DTH range. As these numbers indicate, the flexibility and supply diversity that MVP would have provided are material. This event has proven how much this region, our state and country need the MVP.”